Pitney Bowes Credit Corporation - Form 10-Q
Six Months Ended June 30, 1995
Page 17 of 18



                                 Exhibit (i)
              Computation of Ratio of Earnings to Fixed Charges
              -------------------------------------------------



(Dollars in thousands)

                               Three Months Ended        Six Months Ended
                                     June 30,                 June 30,
                              --------------------      ------------------
                                 1995         1994         1995       1994
                              -------      -------      -------    -------

Income before income
 taxes . . . . . . . . . .   $ 55,498     $ 52,973     $107,963   $103,510
                              -------      -------      -------    -------

Fixed charges:
 Interest on debt  . . . .     50,918       36,806       99,467     70,130
 1/3 rental expense  . . .        373          350          765        697
                              -------      -------      -------    -------
 Total fixed charges . . .     51,291       37,156      100,232     70,827
                              -------      -------      -------    -------

Total  . . . . . . . . . .   $106,789     $ 90,129     $208,195   $174,337
                              =======      =======      =======    =======

Ratio of earnings
 to fixed charges (1)  . .      2.08X        2.43X        2.08X      2.46X
                              =======      =======      =======    =======



(1) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.